Exhibit 99.1

FOR IMMEDIATE RELEASE

                                              Contact:
                                              Stacy Roth
                                              Director, Corporate Communications
                                              (212) 463-6350
                                              sroth@findsvp.com

                 FIND/SVP INC. ANNOUNCES ACQUISITION OF TELTECH

            - TRANSACTION COMBINES TWO LEADING NATIONAL PROVIDERS OF
                              KNOWLEDGE SERVICES -

New York, June 26 - FIND/SVP INC. (OTCBB: FSVP), a leading provider of business advisory, research and consulting services, today announced that it has signed a definitive purchase agreement to acquire TELTECH, the U.S.-based Information Management division of Sopheon plc (LSE: SPE; NASDAQ: SOPEF.PK), an international provider of product lifecycle management software and services.

Similar to FIND/SVP, TELTECH, based in Minneapolis, is a well-established, leading provider of custom research and information services. TELTECH'S business focuses on the Research and Development and Engineering departments of larger corporations and is highly synergistic and complementary with FIND'S concentration on the marketing-related functions of its clients. TELTECH also develops sophisticated information portals for its clients to access its services via their desktop, and generates more than 25% of its revenues through outsourced corporate library service engagements with several multi-national companies, including GE, Novellus, Cabot, Alticor and Armstrong Industries.

TELTECH'S revenues for the trailing twelve months ended May 31, 2003 were approximately $8.4 million and adjusted EBITDA (after confirmed cost synergies to take effect at or close to the time of closing) was approximately $1.1 million. Terms of the transaction include an upfront purchase price of $3,050,000, funded through a combination of equity, subordinated debt and available cash, and a contingent earn-out payment of up to a maximum of $400,000. The transaction is expected to close prior to July 15.

Upon completion of the acquisition, David Magnani, of Sopheon will become Senior Vice President of the TELTECH division of FIND/SVP. Mr. Magnani, 43, joined TELTECH in 1995, and has been involved in all aspects of the Company's operations. He has been singularly responsible for the daily operations of TELTECH since November 2002.

This is FIND/SVP'S second strategic acquisition of a proven brand in the past 90 days and represents the latest step in FIND/SVP'S stated objective to become the leading knowledge services company in the nation. On April 1, 2003 FIND acquired GUIDELINE RESEARCH CORPORATION, one of the nation's foremost providers of custom market research. Guideline's


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research expertise includes strategic research, new product development, brand repositioning and customer satisfaction surveys for the packaged goods, general consumer, health care, pharmaceutical and financial services industries, as well as research for the law and advertising.

 "With this acquisition, FIND now has an exceptional and unique foundation upon which we will continue to build the most fully comprehensive research and advisory firm," stated David Walke, Chief Executive Officer of FIND/SVP. "TELTECH'S expertise in research and development is a natural complement to FIND'S existing suite of services, and provides a greatly expanded ability to offer sophisticated, value-added services to corporations of all sizes and interests to address their diversified business intelligence needs."

Mr. Walke continued, "We expect this acquisition to be materially accretive to earnings in the first 12 months, and will include important operational and financial synergies. For example, TELTECH will leverage the national sales force and marketing efforts of FIND, and in turn FIND will further its portal development and outsourcing programs through the application of TELTECH'S proven technological and strategic competence. In addition, FIND/SVP will recognize very substantial cost synergies through database access efficiencies and other identified savings."

"Upon completion of this acquisition, FIND/SVP will have succeeded in significantly transforming the strategic and financial profile of the Company, and further our ambitious plans to build the leading and most respected knowledge services company in the country," Mr. Walke said. "We will have evolved from an organization largely dependent on one service to a dynamic company offering a host of quality, value-added business intelligence services. We believe this provides us with a distinct competitive advantage, as existing and prospective clients can now address more and more of their knowledge service requirements through a single relationship with FIND/SVP."

"Equally important, on a pro forma, post-acquisition basis, we will have increased our annualized revenues approximately 75%, and EBITDA over 200%, since the beginning of 2002. Lastly, the equity and debt raised principally to fund this transaction - to a significant extent provided by prior investors in our Company--further improves our financial position and provides added capital strength to carry out our future growth plans."

Looking ahead, Mr. Walke said, "With these two important acquisitions completed, our focus for the foreseeable future is on executing our strategic business plan and integrating the collective strengths of these organizations to deliver quality sales and earnings growth. We remain committed to maximizing our potential and providing continued strong returns to our shareholders."

ABOUT FIND/SVP

FIND/SVP, Inc. (http://www.findsvp.com) is a knowledge services company that offers a full suite of custom business intelligence, advisory, and consulting solutions to address clients' critical business issues. FIND/SVP helps executives enhance their business performance and profit from opportunities through targeted research and advisory work, providing its nearly 2,000 member clients with a competitive business advantage. Founded in 1969, FIND/SVP is the


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second largest member of the global SVP Group, which serves more than 75,000 executives in 11,000 companies worldwide.

ABOUT SOPHEON

Sopheon plc is an international provider of software tools, experts and content that help organizations improve the business impact of product development. Sopheon enables clients to achieve higher, faster return on innovation and product development investments through technology and human-based decision support. The Company's products and services include its flagship Accolade(R) product development system and Knowledge Network (formerly Organik(R)) expertise-sharing software. Sopheon is listed on the AIM market of the London Stock Exchange and on the Euronext in the Netherlands. For more information, please visit www.sopheon.com.

Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to FIND/SVP, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences.


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